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                                                                      EXHIBIT 15

June 9, 2004

The Gymboree Corporation:

We have made reviews, in accordance with standards established by the Public Company Oversight Board (United States), of the unaudited interim financial information of The Gymboree Corporation and subsidiaries for the three month period ended May 1, 2004 and May 3, 2003 as indicated in our report dated June 9, 2004 (which report includes an emphasis of a matter paragraph regarding a change in accounting principle); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 1, 2004, is incorporated by reference in Registration Statement Nos. 33-90452, 33-94594, 333-10811, 333-74269, 333-89962 and 333-107564 of The Gymboree Corporation and subsidiaries each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/Deloitte & Touche LLP
San Francisco, California